Filed Pursuant to Rule 424(b)(3)

Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 3 DATED DECEMBER 8, 2014

TO THE PROSPECTUS DATED APRIL 11, 2014

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated April 11, 2014, as supplemented by Supplement No. 1, dated November 13, 2014, and Supplement No. 2, dated December 1, 2014 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the distribution per share of common stock, authorized by the Company’s board of directors, for the first quarter of 2015.

Distributions

On December 4, 2014, the Company’s board of directors authorized a quarterly distribution of $0.09 per share of common stock, subject to adjustment for class-specific expenses, for the first quarter of 2015. The Company’s board of directors reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distribution will be payable to stockholders of record as of the close of business on each day during the period, from January 1, 2015 through and including March 31, 2015, prorated for the period of ownership. Distributions on our shares accrue daily.